EXHIBIT 99.1

PRESS RELEASE
March 20, 2024  |  For  immediate release
Contact: Bryna Butler, Ohio Valley Bank, (740) 578-3400, E-mail: bsbutler@ovbc.com

Seth Michael Joins Ohio Valley Bank Board of Directors

JACKSON, Ohio - Thomas E. Wiseman, chairman of the board, announced the election of Seth I. Michael to the Boards of Directors of Ohio Valley Banc Corp. (OVBC) [Nasdaq: OVBC] and Ohio Valley Bank during the meeting of the board held March 19. Michael’s tenure will begin April 1.
 Wiseman commented, “We are always pleased to find hometown talent to help guide the company. Seth, having capably traversed the worlds of politics, real estate, and sales, brings a trifecta of practical work experience to our trusted financial institution. He is also someone who lives our Community First! mission through his tireless efforts as a coach and volunteer for youth sports.”
Michael currently works as the clerk of courts in Jackson County, Ohio. In this role he is the record keeper for the court, director of the auto title office, and the local deputy registrar of the Ohio Bureau of Motor Vehicles. His passion for civic service is unparalleled. At the early age of 19, he ran for his first position in public office and has held elected positions ever since. He is also an experienced licensed auctioneer and licensed real estate sales agent.
Michael is a graduate of Oak Hill High School and holds a bachelor’s degree in integrated social studies from the University of Rio Grande. He is also a graduate of The Nashville Auction School and Hondros College.
He and his family reside in Jackson, Ohio. In his community, he serves as a member of the Jackson County Community Fund Board. He has been a coach for youth sports and a referee and member of the Ohio High School Athletic Association. He actively attends Christ Church and has served as the auctioneer for various charitable events. He also holds membership in several professional boards.
“I believe that my community outreach as well as my diverse professional work experience have provided me with a solid foundation to represent Ohio Valley Bank,” commented Michael.
Ohio Valley Banc Corp. common stock is traded on The NASDAQ Global Market under the symbol OVBC. The holding company owns The Ohio Valley Bank Company with 17 offices in Ohio and West Virginia, and Loan Central, Inc. with six consumer finance offices in Ohio. Learn more about Ohio Valley Banc Corp. at www.ovbc.com.